EXHIBIT 99.1
Event ID: 1350501
Culture: en-US
Event Name: Q4 2006 Trident Microsystems Earnings Conference Call
Event Date: 2006-07-26T21:00:00 UTC
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Notes:
Converted From Text Transcript
EVENT ID: 1350501
C: Frank Lin;Trident Microsystems;Chairman and CEO
C: John Edmunds;Trident Microsystems;CFO
C: J.H. Chang;Trident Microsystems;President, Digital Media Business Unit
P: Daniel Gelbtuch;CIBC World Markets;Analyst
P: Adam Benjamin;Jefferies & Co.;Analyst
P: C. J. Muse;Lehman Brothers;Analyst
P: John Vinh;C.E. Unterberg, Towbin;Analyst
P: Jason Pflaum;Thomas Weisel Partners;Analyst
P: Quinn Bolton;Needham & Co.;Analyst
P: Jennifer West;Merriman Curhan Ford & Co.;Analyst
P: Heidi Poon;Piper Jaffray & Co.;Analyst
P: Craig Berger;Wedbush Morgan Securities, Inc.;Analyst
P: Jay Srivatsa;Roth Capital Partners;Analyst
P: Ruben Roy;Pacific Crest Securities;Analyst
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C: Frank Lin;Trident Microsystems;Chairman and CEO
C: John Edmunds;Trident Microsystems;CFO
C: J.H. Chang;Trident Microsystems;President, Digital Media Business Unit
P: Daniel Gelbtuch;CIBC World Markets;Analyst
P: Adam Benjamin;Jefferies & Co.;Analyst
P: C. J. Muse;Lehman Brothers;Analyst
P: John Vinh;C.E. Unterberg, Towbin;Analyst
P: Jason Pflaum;Thomas Weisel Partners;Analyst
P: Quinn Bolton;Needham & Co.;Analyst
P: Jennifer West;Merriman Curhan Ford & Co.;Analyst
P: Heidi Poon;Piper Jaffray & Co.;Analyst
P: Craig Berger;Wedbush Morgan Securities, Inc.;Analyst
P: Jay Srivatsa;Roth Capital Partners;Analyst
P: Ruben Roy;Pacific Crest Securities;Analyst
P: Operator;;
Presentation
Operator: Good day, ladies and gentlemen, and welcome to the Fourth Quarter 2006 Trident Microsystems Earnings Conference Call. My name is Alicia and I will be your operator. [OPERATOR INSTRUCTIONS] I would now like to turn the presentation over to your host for today’s conference Mr. Frank Lin, Chairman and CEO. Please proceed, sir.
Frank Lin: Thank you. Good afternoon, everyone. Thank you for joining us for Trident’s quarterly conference call to discuss our financial results for the fourth quarter of fiscal 2006 ended this past June 30th. This is Frank Lin, Chairman and CEO of Trident Microsystems. And with me today is Dr. J.H. Chang, President of Trident Microsystems and Mr. John Edmunds our CFO. I would like to turn call over to John at this point and let him give you the financial update and then I will have some comments about the business. After that, John will update you on the outlook for first quarter of fiscal 2007. And then we’ll be happy to entertain your questions. John?
John Edmunds: Thank you, Frank. Good afternoon everyone. After the close of the market today, we announced Trident’s selected financial results for the fourth quarter of fiscal year 2006.

Before we begin, please note during the call we will discuss some factors that are likely to influence our business going forward. These forward looking statements include guidance we will provide on anticipated revenue for the first quarter of 2007, financial information for any future periods and statements about prospects for our business and the development status and planned availability of new products. It should be clearly understood that our actual results may differ substantially from those forward looking statements we make today. These projections or forward looking statements are subject to certain risks and dependent upon a number of factors including but not limited to trends in the digital media industry including our ability to grow as expected and our ability to expand with the LCD TV market. Our ability to adjust to the 100% transition to televisions with integrated digital tuners and our ability to expand in the low end segment of the market and general seasonal trends. Risk factors also include Trident’s ability to design and work with customers to introduce new products in a timely manner, Trident’s ability to win customer product designs, pressures from competitors in pricing and our competitors’ new product introductions, consequences of the independent investigation of stock option practices and litigation and inquiries related thereto which have caused other companies in similar situations to incur delays in SEC filing, delisting procedures, substantial expenses, management disruptions and departures of executives. Please note that actual results have, in fact, differed from our previous forward-looking statements. So it’s very important that you factor in the appropriate risks and arrive at your own judgment about any forward-looking statement we might make. For further information regarding our risk factors, please refer to our registration statement and most recent Forms 10-Q and 10-K filed with the Securities and Exchange Commission, accessible on the internet at www.sec.gov. I encourage you to read these documents. As always, we undertake no obligation to revise or update publicly any forward-looking statement for any reason.
On May 22, an article appeared in the Wall Street Journal that raised questions about our stock option-granting practices. At that time, we referred the matter over to a committee of our Board of Directors for further review. On June 16, the company announced that it had received a subpoena from the U.S. Attorney’s Office, that the SEC had contacted the company requesting an update to their previous informal inquiry into our option-granting practices initially made in October of 2004, and finally, that derivative lawsuits had now been filed by shareholders in the U.S. District Court for Northern California. The Board has formed a special committee of the Board of Directors to conduct an independent investigation with assistance of independent counsel and accountants, and we have elected a new independent Director to serve on that committee. Today in our press release, we provided an update that the company had reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in the past may have differed from the recorded grant dates of such awards. Accordingly, the company believes it will have to record additional non-cash charges for stock paid compensation expense but is not yet able to determine the amount of such charges or the resulting tax and accounting impact, or which period, if any, would require restatement. Accordingly, we had to limit the scope of our financial information that we released today and will not be providing detailed GAAP or non-GAAP financial results for the quarter or fiscal year ended June 30, 2006. In addition, on this call, we will not be able to provide any complete description of our gross margin or operating expenses for the fourth quarter or year-to-date because we cannot determine those amounts in total in accordance with GAAP until we have completed our ongoing review and determined the extent of restatements, if any, of our historical financial statements.
In today’s call, we will provide you with some information and guidance about general trends for these metrics, but we cannot provide any greater detail than we state on the call. We will, of course, make every effort to provide you with more detailed information as soon as we can which will be when we have completed all of our required SEC filings and amendments. You should note, however, that this could potentially take a couple of months or more to accomplish. Because of the potential pending restatement of our financial statements, all financial numbers for the fourth quarter discussed on this call are not final and should be considered estimates. In addition, any guidance we provide for the first quarter of 2007 does not take into account the effects of a restatement, if any, which we believe could result in meaningful adjustments to our results of operations on a GAAP basis. Finally, we cannot comment on or respond to questions regarding the stock option matters beyond the information I have provided as the independent investigation continues in process.
To begin our review of the quarter, I would first like to briefly recap the key financial results. We reported net sales for the fourth quarter of fiscal 2006 of 52.2 million, a sequential increase of 17% and an increase of 2.5 times the revenue posted in the same quarter one year ago. This was well above our April 26 guidance of sequentially up 10 to 12% and reflects strength, particularly among our tier 1 customers. Flat panel TV revenues grew 15% and comprised 89% of the revenues. Revenue from the digital CRT business was up from 3.5 million or 8% of our business in the March 2006 quarter to 4.4 million, or again, 8% of our revenues in the June 2006 quarter. Other revenue has grown steadily and now represents 3% of our revenues as TV master product sales for the after-market PC market exceeded 1 million in revenue for the first time this past quarter.

Geographically, China was flat with the market quarter overall. Business in particular with two customers, one who was 36% of our business based in Korea and one who was 33% of our business based in Japan, were the main drivers of growth in the quarter.
We also had a double-digit sequential growth from another tier 1 customer in Japan and we continue to forecast healthy double-digit growth with this customer in the second half of fiscal 2006 and further expansion in 2007.
We continue to foster relationships with other prospective tier 1 customers as well as smaller tier 2 customers who have potential to grow.
We hope to achieve more revenue diversification across our revenue base over time. We believe gross margin trends are generally in line with our guidance of being down 100 basis points in the June quarter. Although we may have exceeded guidance due to one-time benefits from the sale of previously-reserved product, and a royalty adjustment with a third party, that combined for approximately 90 basis points of one-time improvements.
Average ASP’s in the quarter for flat panel also eroded less than we had previously expected. However, we continue to expect approximately 4% of ASP erosion on average over the next two quarters, which is typical in the consumer electronics business for the two higher-volume seasonal quarters. Accordingly, we continue to hold with our previous guidance of a relative decline in gross margins in the core business of approximately 100 basis points for each of the June, September and December 2006 quarters.
Incremental R&D spending, primarily because of a large number of tapeouts, was in line with the guidance of being up approximately 1 million.
Sales rep commissions were up higher than expected by approximately 0.1 million due to the revenue overachievement.
Due to other expense savings, largely from lower employer taxes associated with fewer stock option exercises, the company was also able to largely absorb approximately half a million in unexpected legal expenses associated with the special committee.
Interest and other income was up approximately 60% from the 600,000 we reported in the March quarter.
And finally, we believe we have a fourth quarter benefit coming from a 1 to 2% reduction in our effective tax rate for all of fiscal 2006 based on our year-end accrual to date. For fiscal 2007, we are expecting a tax rate that will be about 8% or so higher than the fiscal 2006 rate, which is dependent on achieving certain tax restructuring benefits in the first quarter. If these benefits are not achieved, or nor achieved on a timely basis, then our fiscal 2006 tax rate could be as much as 18% higher in fiscal 2007.
With the stock price substantially down through the course of the June quarter, there were very few stock option exercises and, with the common stock equivalents also dampened by a lower average stock price, the fully-diluted weighted average shares outstanding for the fourth quarter are currently calculating at about flat with the March quarter.
Now turning to the balance sheet. Cash and cash equivalents increased approximately 19.3 million to 102.7 million at the end of June, as compared to 83.4 million at the end of March. This was a 4.6 million improvement in the net cash balance change from the end of – relative to the change in the end of the December quarter –I’m sorry, in the end of the March quarter. This net increase in the cash balance in the first – the net increase in the net cash balance in the first three quarters of the fiscal year was approximately 15 million. So the 19.3 million, which again was 4.6 million roughly higher than what we’d experienced in the March quarter, really stands out significantly better than the trend line improvement for each of the first three fiscal quarters.
The value of the UMC stock declined by approximately 2.7 million to 49.6 million during the June quarter. This was a standard mark-to-market adjustment for the UMC stock, the offset to which appears in the equity section of the balance sheet and typically does not affect the income statement.

Capital spending for long-term assets during the quarter was approximately 1 million for R&D equipment and software-based development tools. Proceeds from stock option exercises were about 0.1 million and depreciation was steady at approximately 0.4 million for the quarter.
Accounts receivable decreased by approximately 3.7 million to 3.6 million. About half of this decline is the result of a sales return reserve that was booked to cover certain specific manufacturing lots of inventory coming back from customers where the customers had requested some additional tests and screenings confirmed to make sure the parts conform to their specific design requirements. The balance of the decrease is due to the linearity of shipments and timing of payments received during the quarter. While our DSO has temporarily been reduced to 6 days from 15 in the prior quarter, we continue to expect a more normalized range of 20 to 25 days going forward.
Total inventory increased by 8.4 million to 15 million at the end of June from 6.6 million, and days of inventory on-hand increased from 29 days of inventory on-hand at the end of March to 56 days on-hand at the end of June. This was a result of customer requests that we carry additional buffer stock inventory. To date, about 75% of this additional inventory balance, primarily in raw materials and WIP, have been financed through an increase in accounts payable.
With our continued improvement in financial strength, we intend to continue to focus on resources — our resources on growing our business.
This concludes our financial review for the quarter. Now I’d like to turn it back over to Frank for some business comments.
Frank Lin: Thank you, John. Before I jump into reporting Trident’s June quarter results, I would like to comment on what market perception has developed for the first half of 2006.
During the June quarter, there has been a lot of rumors or pessimistic view circulating in the industry and the financial world concerning a possible disappointment on flat panel TV, particularly, LCD TV sales, during the World Cup period and high level of inventory in panel makers, warehouses and TV sales channels which likely will lead to slower June and September quarters. Although there was some truth to these claims in some cases, in fact, to a larger extent, it really depends on what customer base you have and its sales performance in the marketplace.
I would like to point out here that, after all, according to Display Search, the total calendar year LCD TV volume forecast remains unchanged at 42 million units. Coupled with FCC’s mandates on integrated digital TV tuner as well as enhanced and increasing HDTV programs or contents, more affordable LCD TV prices due to low panel prices coming down faster and hence faster adoption rate will no doubt continue to drive digital TV volume in a worldwide basis.
The estimated growth rate for HDTV from 2006 to 2010 is still very healthy at 22% CAGR. From our vantage point, we are confident to predict that flat panel TV’s indeed are poised for a strong seasonal growth in the second half of 2006 and beyond.
Amid these promising prospects, we are glad to report that our digital TV business has achieved very healthy sequential revenue growth of 17%, which is above our previous guidance of 10 to 12%. Obviously, as you can see, that our strong growth momentum mainly centers on our dominant volume share position with the world’s top tier OEM’s, namely Sony, Samsung and Sharp. All these three makers together control 37% of total LCD TV market, and Sony, Samsung and Sharp all announced that they plan to ship 6 million, 5.5 million and 6 million LCD TV’s in 2006 respectively. I’m pretty sure this number will definitely increase substantially in 2007. Leveraging this unique base of ours at these top tier accounts, and further capturing more top tier OEM accounts. We anticipate to expand our overall market share further. As a matter of fact, if we concentrate on larger size panel LCD TV, 26-inch and up to 50-inch, we believe our market share will be at least 40%.
In this quarter, our sixth generation mainstream SVP-PX product is a key driver of our revenue growth and it contributed more than 50% of volume shipped. Other exciting news I want to call your attention is that many customers, including our existing top-tier OEM’s, one by one are getting ready to go into production with their high-end SVP-LX full HD, i.e. 1080P platforms and/or SVP-CX low-cost platforms. We are very gratified with the strong endorsement from top-tier OEM’s on Trident’s SVP-LX full HD technology. It further manifests Trident’s superb video processing quality.

On the new products development arena, we are firing up all cylinders in our R&D engines. We are on track to introduce our seventh generation video processors, SVP-PXP, UX and WX to many top-tier OEM customers as we are currently providing samples to them in the September quarter. It is exciting for me to point out that these products will further move our video quality one big notch higher, meaning that there are many advanced features added including, but not limited to the ME/MC (Motion Estimation and Motion Compensation), judder-free video technology, which greatly improves motion picture quality in fast moving scenes, an important requirement in the European market.
On the HDTV front, we have managed to assist three OEM customers, Hewlett-Packard, Konka, and Haier to get into production and ship into market with their HiDTV platforms for CRT HDTV and LCD TV HDTV. Once again, we want to reiterate that we are on track to deliver more than 10 million of revenue with our first generation HiDTV product by the end of 2006. It is our strong intention to catapult Trident into an even stronger leadership position in digital television by promoting our second generation HiDTV Pro products. We have already landed several design wins and have also inspired many other customers to start serious evaluation processes. At the same time, we are working hard in developing our third generation powerful and more cost-effective HiDTV Pro-CX chip and are on track to start sampling in the early fall. Based upon the positive reactions from potential OEM customers, we are highly confident that with our unique position of combining both established high-quality display technology and mature HD decoding technology. It will be just a matter of time for top-tier OEM’s to adopt our HiDTV SOC integrated solution.
Finally, in conclusion, due to our strong broad-based success and our top-tier OEM customers’ success in this fast-growing market, our backlog remains quite strong as we move into the high season. We now expect to achieve another healthy sequential revenue growth of 20% in the September quarter.
Now I would like to turn back to John for outlook comments.
John Edmunds: Thank you, Frank. Now for the business outlook. Again, I would like to remind everyone that the following statements are based on current expectations as of today, and include forward-looking statements. Actual results may differ materially. In addition, our results in the future may also be impacted by the consequences of the independent investigation of stock option practices and litigation and other inquiries related thereto. There can be no assurance of a stable economic environment, that generational transitions and digital media will favor the company, or strength in consumer-based purchasing cycles will continue. Other than general expectations for revenue growth, we will not be giving specific guidance beyond September and general guidance for December.
The September guidance is as follows – Due to a traditionally stronger second half in the consumer electronics markets and newer products like the LX and CX ramping into heavier volume, we expect revenues to increase sequentially in the range of 20% in the September quarter. Right now, we also are forecasting modest growth into the December quarter but it’s still very early for us to be more specific about that. As guided previously, because of 4% average sequential quarterly ASP erosion over the next two quarters and based on product mix, core gross margins for the September quarter are still expected to decline by approximately 200 basis points from the March quarter levels and continue to decline by approximately 100 basis points into the December quarter.
Operating expense will increase in the September quarter due to incremental salary increases of approximately 0.4 million, consistent with a 0.8 million increase in Q1 2006 in our sales rep commissions. We expect to see an increase of approximately 1 million in the first quarter of fiscal 2007 due to an increase both in revenue volume as well as an expected rate increase as rep commissions revert back to a base rate level in the first quarter of each fiscal year.
Legal and accounting fees associated with special committee which we currently estimate in the range of about 2.5 million. Additionally, we have an office move of our headquarters which will cost about $300,000 and will ultimately save something on the order of $250,000 per quarter starting in the December quarter and beyond.
Following the publication of this outlook and its quarterly earnings press release, Trident will continue its current practice of having outside corporate representatives meet privately during the quarter with investors, the media, investment and trade analysts, as well as others. At these meetings, Trident may reiterate the outlook published in this earnings release. The outlook will not be updated during the quarter and up until the time of the next quarterly earnings release until Trident publishes a notice stating otherwise. Again, Trident will not update the guidance in the press release until the next quarterly earnings release. So please ask your questions today during the general Q&A period.

And now we’d be happy to take and answer any questions you might have. Alicia?
Q&A
Operator: [OPERATOR INSTRUCTIONS] The first question comes from the line of Daniel Gelbtuch with CIBC World Markets. Please proceed.
Daniel Gelbtuch: Hey, guys. Congratulations on a better-than-expected quarter. With regard to just a little housekeeping, I didn’t catch fully what you said about your gross margin, how you were within the range guide to previously, but there was a 90 basis point positive effect of some sort. I wasn’t sure what that was.
John Edmunds: Yes, so — basically, Daniel, our gross margins would have been in line with our — with the guidance that we had given that we’d be down 100 basis points, except for the fact that we probably got about 90 basis points of that back in one-time improvements on things like sales of previously-reserved product. We also had a royalty adjustment, a one-time royalty adjustment.
Daniel Gelbtuch: Okay. And just with regard to — you mentioned twice on the call or there are remarks regarding another top-tier OEM that you’re engaged with. Could you shed some color on that? Is that — is there only — how many people you count in the top-tier and to what extent is this engagement? Is this just CRT or is this beyond CRT? Is this LCD, etc.?
John Edmunds: Well, it’s in the — it would be in the flat panel area primarily. That’s where the focus of our product development and introduction has been of late and, as you are well aware, we have a very prominent, high-quality products in the market that are attractive for a number of people who are not necessarily customers today and are continuing to show interest, so we are hopeful that we can add more customers either in the tier 1 ranks or promising tier 2 customers with potential to grow.
Daniel Gelbtuch: Now would this be for LX, PX, SVP products in the 2007 timeframe, or is this something we could hear — we’ll see in the end of 2006 timeframe?
John Edmunds: I think it’s more likely that we’d see volume impact at this stage in 2007. Most of 2006 is a function of design wins that occurred last year. So, as you know, we’re currently introducing our new technology and we’ve gotten very promising reactions so far to the products as we have brought them out.
Daniel Gelbtuch: And I guess finally, would this be platform wins where you have a range of sizes, or is this just point products where you’re the secondary source?
John Edmunds: J.H.?
J.H. Chang: Well, in general, with our current sixth generation and coming up seventh generation product, we feel that our position will become stronger, especially in the European market, so we do hope that we have a much broader penetration.
John Edmunds: We’re usually successful with platform design level wins. We — I can’t think of an instance where we’re really locked into a point product design win.
Daniel Gelbtuch: Okay. And then the last question would be with regard to HiDTV and the CX that’s coming out and with regard to the HiDTV Pro-LX, you mentioned that you’ve had some very positive feedback and the question I have is do you feel relatively confident you will have wins by the end of this year at top-tier accounts?
John Edmunds: I feel confident, but I’m looking at J.H.
J.H. Chang: As I said in the past that the top tier guys, they always feel very comfortable about our display technology and what they were looking for and waiting for is the production ready product to prove that we also have the mature digital technology. And what has happened in the past several months, as we have started to show one by one with our existing second and third tier customers start shipping HDTV product are using our first generation HiDTV, we feel that at this point, we should have eliminate any doubt in their mind about the maturity of our digital technology, so I do feel that we have — we are very confident that we should be able to get into the top-tier accounts.

Daniel Gelbtuch: Thank you very much, guys.
Operator: The next question comes from the line of Adam Benjamin with Jefferies. Please proceed.
Adam Benjamin: Thanks, guys. Just to follow on some of the competitive dynamics. With respect to your largest customers, can you talk a little bit about your positioning in addition to just the HiDTV, where you think your market share will shake out as you get close to this design cycle for 2007. Obviously, specifically with Sony, Samsung and Sharp. Obviously, if you don’t want to talk about specific designs, if you can kind of qualitatively talk about on a share level from 2006 to 2007 where you think those numbers go to.
John Edmunds: I’m not sure we want to be quite as granular as you might like, but we have been aiming toward 35% market share for calendar 2006 here and we feel pretty comfortable we’re going to be able to achieve that mark here. As we look across the various customers, we have a very good relationship with Sony. We expect that to continue and the relationship to grow into next year. A very good relationship with Samsung as well. They’re very intrigued with our new technology and we’re very confident that we’ll continue be a long-term player within Samsung. And in Sharp, again we have a good relationship and, as I mentioned in the call, we believe that our revenues are growing with them into the second half and will continue to expand in calendar 2007 as a percentage of their business.
Adam Benjamin: Okay. And then just on the gross margin side, just to clarify. The 90 basis point improvement — excluding that, it would have been in line with 100 basis point decline.
John Edmunds: Yes. That’s what I meant to describe. Thank you.
Adam Benjamin: Okay. Great. And then as you ramp these new parts next year, the UX, WX as well as the HiDTV Pro-CX, can you talk a little bit about where those ASP’s can shake out and kind of potentially what kind of ASP decline or potentially improvement you could see?
John Edmunds: Well, I think we started out this year with a 1 to 2% improvement in ASP’s in the March quarter. We’ve been relatively flat through the June quarter and we’re estimating about 4% average ASP decline in the — each of the September and December quarters. And then I would expect in the first quarter of 2007, calendar 2007, that we would again experience some level of increase, maybe 1 to 2% again, in ASP’s because we’ll be shipping newer products with MEMC content. That’s Motion Estimation and Motion Compensation capability. And we expect to get a premium for that, a few dollars of premium associated with including that technology in what we’re shipping. So similar to this year’s experience where we were shipping HDMI integrated into our technology, next year we’ll be shipping Motion Estimation and Motion Compensation. And delivering cost savings in — to our customers through those integration techniques.
Adam Benjamin: Okay. Just one last question on the ME/MC. My understanding is that’s a discrete that goes for about $5 to10, so that would generate bomb cost savings to your OEM’s. Is that the right price range — $5 to 10?
J.H. Chang: Yes. Currently a discrete ME/MC probably would sell for something like $8 to 10 and so this is a significant technology that we intend to incorporate into our UX and WX product, specifically for the European market. You will note that the European market is growing very fast so, at this point, we are very hopeful and we do believe that, with our UX and WX product coming to the picture, we will be able to expand our market share in the European market.
Adam Benjamin: Just one last one. Are you aware of any of your competitors traditional on the image processing side that are also integrating that functionality?
J.H. Chang: Yes. We believe that everyone tried to do that. It’s just a matter of who can bring the product into the market earlier than the other and who can show a better quality. At this point, based on what we have seen with our FPGA demo, I’m quite confident that we should be the leader in that ME/MC technology as well.
Adam Benjamin: Great. Thanks a lot, guys.
Operator: The next question comes from the line of C. J. Muse with Lehman Brothers. Please proceed.

C. J. Muse: Yes, good afternoon. A couple quick questions here. I guess first off, on the buffer inventory, can you comment on which customers ask for that, and if that were to get pulled in here in the third quarter, whether that would be the high-end or low-end product.
John Edmunds: It’s generally top-tier customers who we’re trying to accommodate for the time being. We may not always carry these levels but, given that we’re heading into a strong seasonal second half, we are working with them at a partner level to try to enable their business as well. And these are generally, as you might imagine, mainstream product. They’re not unique types of niche products.
J.H. Chang: Yes. As we said earlier that actually in the June quarter some of our customers experiencing the tight supply situations were operating kind of in the hand-to-mouth situation, so that made them feel not quite comfortable. So because of that, they have asked us to do that.
C. J. Muse: And I guess, Frank, you talked about, as of today, seeing modest growth for December. Can you comment on what you were thinking a year ago today in your outlook for December and whether it’s similar now or if anything’s changed?
Frank Lin: I think John, in his outlook, suggests that we can only give you a very modest forecast of 5 to 10% for this December quarter. Based upon our previous experience with December quarter, we anticipate that we should be able to achieve that kind of forecast easily. But, once again, we don’t want to pin down the number yet.
John Edmunds: It kind of depends on where we come in the September timeframe as well, so it’s hard to give you a sequential forecast per se.
C. J. Muse: Okay. I guess was my question is though, last year, you were up 22% sequentially, why you would put out a 5 to 10 now. Conservative guess or –
Frank Lin: C. J., I would offer this that I think we’d rather be very conservative so we can easily achieve that. How’s that?
C. J. Muse: Sounds good. Thank you.
John Edmunds: We really just wanted to indicate some level of growth at this stage.
Operator: The next question comes from the line of John Vin with C.E. Unterberg, Towbin. Please proceed.
John Vinh: Hey, guys. You talked about LX ramping by some of your top customers now. When do you expect to see some meaningful revenues for that? Q3 or is that more of a Q4 type of story?
John Edmunds: I’m sorry. Which product –
John Vinh: The LX.
John Edmunds: LX will be in September here.
John Vinh: September? And can you –
John Edmunds: It’s been the best-selling TV in the United States right now. If you go in and look at the Samsung 40-inch Bordeaux model, that has the LX product in it.
John Vinh: Great. Can you give me a sense of what the ASP’s are on the LX and what percentage of your mix do you expect that to become by the end of 2006?
John Edmunds: It’s, I believe, in the $17 to 18 range and should be around 10 to 15% of our mix in the fourth quarter of 2006.
John Vinh: Great. Thanks a lot, guys.
Operator: Question comes from the line of Jason Pflaum with Thomas Weisel Partners. Please proceed.

Jason Pflaum: Yes, good afternoon. Nice quarter, guys. Maybe just to follow on that question as far as just understanding kind of your mix expectations between LX, PX and CX, how that — how should we envision that over the next couple quarters trending?
John Edmunds: Well, in the fourth quarter of 2006, we’d expect the LX to be about 10 to 15% as I said. PX would be around 65%. CX will be in the 10 to 15% range and EX would be around 10% of what we’re doing
Jason Pflaum: EX 10%? Okay. Circling back on the inventories, I think you kind of addressed this, but as far of the composition, am I right to assume that most of that is PX/LX?
John Edmunds: It’s mainstream product, yes. PX certainly.
Jason Pflaum: Okay. And then if you were to think exiting this quarter, do you think inventories are flattish, up or down from current levels?
John Edmunds: I think it’s difficult to say at this stage, but I think they would generally be flat to down.
Jason Pflaum: Okay. If you think from a high level about the 2007 design cycle, how far into the process do you think we are? Are we maybe a third? Halfway through? Can you give a little flavor for how far we are into it and kind of initial expectations?
J.H. Chang: Well, for most of the top-tier OEM, probably within a month or so, they would pretty much make up their decision for their mainstream platform.
Jason Pflaum: Okay. Within a month or so. So at this point, you probably have a pretty good flavor for which, if any, would be adopting the HiDTV Pro and that is behind some of your confidence in some of the statements you’ve made?
J.H. Chang: At this point, we have pretty good confidence about the extension of the existing product line so that’s related to the afore mentioned PxP, UX and WX. Now for the HiDTV, it’s under serious evaluation by all of them, so we are certainly hopeful that they can consider using our solution.
Jason Pflaum: Okay. So the Pro is under the same kind of timing so within the next month or so, you’d probably have a bigger chance —
J.H. Chang: We certainly hope so.
John Edmunds: The main thing right now, Jason, is that they’ve really just been looking at the HiDTV architecture. The tier 1 engineering teams first started looking at that in February. Before that, they really would not look at it until it was in — the first generation was in production with somebody else. So I think the good news is that we’ve had a good reaction from the Tier I engineering teams. They didn’t discard the technology and just say it wasn’t something they couldn’t use. They are actively engaged and continuing to look at it and we’re trying to support their request for things they might like tweaked or done differently. And so, based on their reaction so far and their level of engagement, I think that’s the wellspring of J.H.’s confidence here that we will be in tier 1 accounts for next year.
Jason Pflaum: Okay. Great. Last question, just on the guidance as far as your visibility and maybe just talk generally about the backlog you had in the quarter. It seems like your receivables suggest that maybe it wasn’t so much of a back-end loaded quarter. Maybe you just talk generally about how much backlog and visibility you have into September.
John Edmunds: Typically our backlog at the time we announce the quarter is about 60 to 70%. We are probably a little bit higher than that right now, but backlog’s not always a great indicator in our business so we don’t typically quote that number as something that investors should rely on per se. We’ll just say we’re — with our position in the market, we’re pretty confident in the forecast that we’ve made.
Jason Pflaum: Okay. Great. Thanks, guys.

Operator: The next question we have comes from the line of Quinn Bolton with Needham. Please proceed.
Quinn Bolton: Hey, guys. Just congratulations first of all on the quarter and the strong results. Wanted to just ask sort of as you look out now that you’re giving sort of stronger guidance for the September quarter and predicting growth again in December. I think you’d previously based your forecast on 38 million LCD TV’s. I’m wondering, with the higher forecast now, if you’ve taken that assumption up and, if so, how many TV’s — LCD TV’s you’re now basing your forecast on.
John Edmunds: Well, I don’t really want to get into our specific internal plans and what the underpinnings of those are, but I think Frank mentioned that Display Search was at 42 million. I think we heard Samsung quote 44 million before. What was interesting with Display Search most recently is I think they felt even though their — the market had underperformed their forecast for the March quarter by about 8%, they were still holding to the 42 million for all of calendar 2006 and, in fact, they were fairly confident about that, given the more rapid decrease in panel pricing as we go into the second half here. For instance, a 32-inch panel was going to be a struggle to get down to 400 dollars by the end of the December timeframe. Now people expect that price level here in the September quarter quite readily. So I think that level of price decrease in the panels has actually encouraged Display Search to, in their most recent forecast, to raise their expectations — to hold to their expectations for calendar 2006 and raise their expectations again for 2007 and beyond. So I think most people heavily involved in this market are pretty bullish about the ongoing growth prospects here.
Quinn Bolton: Okay. And then you talked about the — you saw a good backlog growth quarter over quarter. Can you say how much the backlog actually grew from how you entered the June quarter to how you’re entering September?
John Edmunds: Again, we don’t really give much of an indication about backlog other than at the time we announce the quarter, it’s generally around 60 to 70% or better.
Quinn Bolton: Okay. And then on the HiDTV Pro, you mentioned that you had some — already had some design wins. When do you see those starting? Is that by the end of this year or is that more model year 2007 design wins?
J.H. Chang: Well, HiDTV Pro, we’re talking about the March quarter.
John Edmunds: We’ll start shipping HiDTV Pro in the March quarter of next year.
Quinn Bolton: Okay. Great. And then lastly, just — you mentioned the 40% market share target. I don’t know if I missed it, but do you have a date — when you expect or when you’re targeted to try and reach that 40% level?
John Edmunds: Well, obviously we’ve said we’d try to get to 35% this year and I think Frank’s indicating that we certainly think we can achieve better than 40% in larger screen devices and frankly, I think we’re pretty close to that at this stage. We certainly hope that we can grow our overall market share next year from the 35 we’re trying to achieve this year.
Quinn Bolton: Sorry, is that 40% for the overall market or just the larger panels?
Frank Lin: Large panels.
John Edmunds: Yes. Better than 40% in the large panels. I think we’re at that right now. Go ahead.
Frank Lin: Excuse me, Quinn. This is Frank. If you listen to Sony and Samsung’s conference call, you know that those companies report very strong growth in the large panel size television sales. Sony reported that their 40-inch and 42-inch — TV sales are doing very well. In fact, they probably are number one in that size of television. And Samsung also report that 32-inch to 40-inch sales are doing very well. So since we are the dominant supplier to those larger size televisions, that’s why I say that if we concentrate on the larger size panel television, we believe we at least should have 40% market share in a worldwide basis.
Quinn Bolton: Okay. Great. Thanks for clarifying.
Operator: Next question comes from the line of Jennifer West with Merriman. Please proceed.

Jennifer West: Afternoon. Congratulations on a nice quarter. I just had a quick clarification on the HiDTV Pro. So the design wins that you have currently, these are with tier 2 customers? And are these with tier 2 customers that also had designed on your first generation HiDTV and are now just extending their — on to the next platform?
John Edmunds: Jennifer, as a general rule, we don’t comment on design wins with specific customers so I think we’ll have to leave that kind of vague for the moment.
Jennifer West: Okay. Maybe we could talk about on your mix expectations for next year, I know it’s too early to clarify or quantify what kind of revenue you’re expecting from HiDTV, but can you kind of maybe take a stab at what you think the main driver going into next year is going to be? Are these going to be your seventh generation products that are going to start to ramp or the HiDTV stuff?
John Edmunds: Well, the main driver will be a combination of avenues on which we’re going to grow. So HiDTV, we’ve said will do more than 10 million in revenue this year. We believe we’ll do roughly 30 million or more next year in the HiDTV, mainly driven out of HiDTV-Pro shipments. So we feel pretty confident about that. And we also believe that we’re going to grow in the discrete image processor market primarily, and I think Display Search agrees with us, that calendar 2007 is going to continue to be a year when people use discrete image processing products along with separate HD code products. And we think we can continue to leverage our position in that market, particularly with the MEMC technology that we’re incorporating next year and our ability to grow revenues within the European arena, and it’s not only a function of the technology that we’re bringing out that’s reinforcing the position on our existing customers, but it’s also starting to attract new customers who also want to benefit from that technology.
Jennifer West: Alright. Thank you.
Operator: The next question comes from the line of Tore Svanberg with Piper Jaffray. Please proceed.
Heidi Poon: Hi. This is Heidi calling for Tore. Great quarter, guys. I just want to get a sense of when you discuss the market share getting close to 35% this year. Can you give us a little more color on maybe on your share at your top three customers at this point and with a — how the 2007 design win cycle shaping up. Where do you see that continuing to be, especially with some of the competitive news recently?
John Edmunds: Well, I think we answered that question earlier. In general, we ship more than, I think, more than 80% of Sony’s LCD televisions today, better than 60% of Samsung’s LCD and better than 90% of their plasma, and we’re probably in a range of about 25 to 30% in Sharp right now. And I think we answered earlier that we expect to be able to continue the strong relationship we have with Sony. We expect to continue to be a premier supplier at Samsung and have a growing relationship within Sharp.
Heidi Poon: Great. Thank you.
Operator: Next question comes from the line of Craig Berger with Wedbush Morgan. Please proceed.
Craig Berger: Good afternoon and congrats on a good quarter. Quickly on the HiDTV, I’d be interested if you are — if you know and are able to tell us what the attach of the SVP product is with HiDTV, not vice-versa, but how many HiDTV products actually ship into TV’s that also have the discrete SVP product.
John Edmunds: Yes, I think you’re talking really about our first generation of HiDTV and that first generation does incorporate the fourth generation image processor, but many customers who want to use it, particularly on a larger screen device, also take a fifth generation SVP-EX along with the first generation HiDTV chip. Not all do. Some, in fact, use the single chip sometimes in a smaller screen device. But I’d say 80% or more are probably taking the EX along with the first generation HiDTV.
Craig Berger: Thank you. Can you comment on the European demand situation, either end demand or I guess you don’t have any huge customers based in Europe, but has that picked up at all?
John Edmunds: Well, actually, Samsung’s our largest customer and I think they have number one share in Europe right now. And obviously, Sony and Sharp are lesser players in Europe, but I think in general, the European demand, dependent on who you were in that market in the June quarter, obviously tier 1 customers seem to be drawing more volume overall and Samsung and Sony, I think, were able to pull pretty good volume in the European market in the

June quarter. Other people who are trying to sell into a lower cost end of that market, for instance, like a Vestel, have not had the growth momentum of late that the tier 1’s have had and the brand power in effect that they’ve had. Otherwise, I think, World Cup was moderately successful for our customers and, I think, unfortunately for a lot of people in the space, it got over hyped, particularly back in the January timeframe by the panel guys, and that created the need for them to then to come back and correct expectations and so it was difficult to sort out the confusion that Frank was referring to earlier about what was really happening in the digital television market.
Craig Berger: Great. And just finally for me, there have been pockets of chip inventories building at chip customers. Do you see any inventory on any of your parts?
John Edmunds: Besides our own balance sheet, you mean?
Craig Berger: Yes.
John Edmunds: J.H.?
J.H. Chang: Yes, from the customer order that we received, we actually do not see anything unusual compared with last year. So it’s seems that our customers, especially the top-tier guys, they are doing quite well.
Craig Berger: Okay. Sorry, one more. When does the actual sort of TV’s targeted at the kind of November/December Christmas shopping season really start getting manufactured?
John Edmunds: It depends on the customers. They each have a little bit different introduction schedules. So I think Sharp’s TV’s, several of those models got introduced at least in Japan earlier this year. I think Samsung’s TV’s, particularly the Bordeaux models, have done well toward the latter part of June and are doing quite well in the market right now. Sony’s, I think it’s the XVR lineup, is actually not due to ship until, I think, late August or September into the stores. So that growth from our perspective is yet to come.
Craig Berger: Thanks a lot.
Operator: Next question we have comes from the line of Jay Srivatsa with Roth Capital Partners. Please proceed.
Jay Srivatsa: Thanks for taking my question. A couple of questions, if I may. Could you address what’s the situation of the digital CRT market, especially in China?
John Edmunds: Well, it’s 8% of our revenue so I guess we can give some time to that, but it’s a market that I think continues to grow to some degree. It’s dampened by the advent of LCD and other flat panel technologies that are also attractive in that space. It’s a competitive market. We believe we still lead in that market but it’s a very cost-conscious and competitive space. Our CX has done reasonably well there are we have a follow-on product in the AX that we think will continue to enable us to extend and expand our share in that space again.
Jay Srivatsa: Okay. Another question related to capacities. Could you — there’s been a lot of discussion on longer lead times and stuff. Could you kind of give us an update on how things look with your foundries?
Frank Lin: This is Frank. Well, as you all know that we have a strategic relationship with our foundry partner, UMC, and now also China’s Hejen. Since this is a long-term relationship for the past 18 years, so when everybody else report shortage, I assure you there won’t be any shortage for us. Similarly, for the assembly and packaging capacity, some people experience shortage. Once again, we assure you, there will be no shortage for us.
John Edmunds: Those are forward-looking statements, by the way.
Frank Lin: I mean that we are quite confident in our relationship with our foundry partner and packaging house, so we don’t expect any shortage.
Jay Srivatsa: Well, let me ask it another way. Are the longer lead times of any concern to you?
Frank Lin: Since we usually — submit our forecast well in advance to them and I think it will help to reduce the uncertainty. And on top of that, if we need to shorten the process cycle, we could always work with the foundry partner to achieve that.

John Edmunds: Yes, Jay, this is John. I think in this business, you have to plan for the lead cycles and it does become challenging from time and time and that’s one of the reasons that customers want to have us build buffer stock so that if they have an upswing in demand there will be something in the pipe to help them address that.
Jay Srivatsa: Okay. Thank you much.
Operator: The next question comes from the line of Ruben Roy with Pacific Crest. Please proceed.
Ruben Roy: Hi, thanks. John, in the text of your press release, it talks about Trident being on track to deliver significant revenue with HiDTV for the calendar year. I was wondering if you can put some parameters up around that. Also, are there any new designs being done now with HiDTV or do you expect those revenues to sort of peak out at the end of the year here?
John Edmunds: No, there’s an ongoing level of additional design activity taking place with HiDTV. We have said that we felt that HiDTV would continue to grow and that we’d do as much as 10 million or more this year in revenues, and that our revenue base can grow to 30 million or more next year. You know, it’s shipping in the stores today. You can see it in Best Buy in HP plasma TV’s and, I think, LCD TV’s very soon and as well as in KONKA TV’s.
Ruben Roy: Great. And then on gross margins last quarter, you talked about the 100 basis point drops through December. At this point, do you have some additional visibility out after December in terms of whether or not you expect gross margins to kind of settle out at around 51% or perhaps retrenching as we get into calendar 2007?
John Edmunds: Well, I think it’s still early for us to try to call on 2007 because it’s really going to be a function of what benefits we get by moving to 0.13 technology from the 0.18 that we largely ship in volume today. And that’s going to be a function of both the die sizes that we’re able to achieve as well as the wafer prices for 0.13 at that point in time. But we are hopeful that we can improve our gross margins and see what we can accomplish next year from that point of view. Obviously, from our point of view, it’s really more important to hold and gain market share right now and as we do that, we, as we’ve demonstrated, we’ve been willing to trade off some margin for the additional volume.
Ruben Roy: Okay. And then the last one. It sounds like best case scenario for 2007, I think, calendar 2007 or maybe – I’m not sure, but the tax rate that you’re speaking of, best case would be 22%?
John Edmunds: I’d hope it would be a couple points below that.
Ruben Roy: Okay. And that starts, I’m sorry, when? Fiscal 2007?
John Edmunds: Yes, which started this past July 1.
Ruben Roy: Right. Okay. Thanks.
Operator: We have a follow-up question from the line of Daniel Gelbtuch with CIBC World Markets. Please proceed.
Daniel Gelbtuch: I just wanted to know if you had any comments on what the – what you think the AMD acquisition of ATI does for your competitive position relative to ATI?
J.H. Chang: Well, basically we feel that one of our strengths is that we can move quite fast, not only in our product training, in our project executions and bring product to market. We certainly hope that this merger and acquisition can slow down our competitors, so we feel that we have the needed technology and IT to move forward to compete in this market space, and so we’re not too concerned about AMD’s acquisition of ATI.
Daniel Gelbtuch: Okay. And just a point of clarification, I believe that the 32-inch panels are well below $400 at this point, probably I the $360 to $380 range.
John Edmunds: Right. Any other questions, operator? Alicia?
Operator: We have a follow-up question from the line of Adam Benjamin.

Adam Benjamin: John, you commented about some of these new products coming to market and you mentioned the Sony XBR. It’s my understanding previously you have not been in the XBR brand. Can you just clarify that for us?
John Edmunds: There are “1080P” models that will be shipping and I think if you look at the announcements that have been made by Sony, they’re talking about those products shipping in the December — or, I’m sorry, the September timeframe. We’re not in all of those. They’re internal four-chip solution is still shipping in the high end of those sets, but we are starting to creep in to some of those models with our more advanced video processing capability.
Adam Benjamin. Okay. Great. Thanks for the clarification.
John Edmunds: Any other questions, Alicia?
Operator: There are no questions at this time, sir.
John Edmunds: Great. Thank you. Well, Mr. Lin and Dr. Chang and I would like to thank all of you for joining us today and we look forward to speaking with you again in the near future.
Operator: Ladies and gentlemen, thank you for joining today’s conference. This concludes the presentation. You may now disconnect. Have a good day.